Exhibit 99.1

BMHC REPORTS FOURTH QUARTER AND ANNUAL 2006 FINANCIAL RESULTS
Full Year 2006 Sales Increase 11% to $3.2 Billion

SAN FRANCISCO (February 5, 2007) - Building Materials Holding Corporation (NYSE: BLG), a leading provider of construction services and building materials to professional residential builders and contractors, today reported sales for the fourth quarter of 2006 decreased 26% to $608 million from $818 million in the same quarter a year ago. For the year ended December 31, 2006, sales increased 11% to $3.2 billion from $2.9 billion in 2005.

Net income for the fourth quarter of 2006 was $4.5 million or $0.15 per share compared to $33.5 million or $1.13 per share in the same quarter a year ago. For the year ended December 31, 2006, net income was $102.1 million or $3.45 per share compared to $129.5 million or $4.41 per share in the same period of 2005.

Robert E. Mellor, Chairman, President and Chief Executive Officer, stated, "Our fourth quarter results reflect the on-going correction of inventory levels which currently overhang the housing market. While our full-year results were the second best in our company’s history, the rapid deterioration of our markets during the second half of the year has made for a very challenging quarter as homebuilders curtail production while excess inventory is absorbed.

“We are focused on maintaining margins by leveraging our scale to reduce our costs and by continuing to build operating efficiencies.  Macroeconomic factors including interest rates, employment and consumer confidence remain favorable and, as we enter 2007, we continue to believe in the long-term prospects for our business and the industry. We will maintain a measured and opportunistic approach to expanding our market share.”

Segment Financial Performance
(thousands)

SelectBuild
	Three Months Ended December 31				Year Ended December 31
	2006	2005	$ Change	% Change	2006	2005	$ Change	% Change
Sales	$293,571	$445,609	$(152,038)	(34)%	$1,731,814	$1,393,886	$337,928	24%

Income from operations	$18,325	$48,551	$(30,226)	(62)%	$148,416	$160,957	$(12,541)	(8)%

For the fourth quarter, SelectBuild sales decreased 34% to $294 million from $446 million in the same period of 2005. Sales from comparable operations were 47% or $209 million lower in our markets due to a decline in job starts relative to the same quarter a year ago. Sales from acquisitions not present in the same quarter of 2005 were 19% of sales or $57 million.

Income from operations for the quarter decreased 62% to $18.3 million from $48.6 million in the same quarter of 2005. Although income from operations improved in our Southeast region, income from comparable operations for the segment was down 77% or $37.5 million. Income from operations was adversely impacted by reduced volume and higher selling, general and administrative expenses.

For the year, sales increased 24% to $1.7 billion from $1.4 billion in 2005. The increase was due to $644 million in sales from acquisitions not present in the prior period. Sales from comparable operations declined 22% or $306 million and were particularly weak in our Southwest and Pacific regions.

Income from operations for the year decreased 8% to $148.4 million from $161.0 million in 2005. Income from comparable operations was down 42% or $66.8 million. Income from operations was adversely impacted by reduced volume and higher selling, general and administrative expenses.

BMC West
	Three Months Ended December 31				Year Ended December 31
	2006	2005	$ Change	% Change	2006	2005	$ Change	% Change
Sales	$314,450	$372,274	$(57,824)	(16)%	$1,513,355	$1,518,274	$(4,919)	—

Income from operations	$21,859	$37,481	$(15,622)	(42)%	$124,523	$151,030	$(26,507)	(18)%

For the fourth quarter, BMC West sales decreased 16% to $314 million from $372 million in the same quarter of 2005. Sales from comparable operations were down 20% or $73 million and were particularly weak in our Southwest, Colorado and Northwest regions.

Income from operations for the quarter decreased 42% to $21.9 million from $37.5 million in the same quarter of 2005. Income from operations was adversely impacted by lower commodity wood product prices and higher selling, general and administrative expenses.

For the year, sales were $1.5 billion and approximately the same as 2005. Sales from comparable operations decreased 4% or $63 million from a year ago. Strong sales in the Intermountain and Texas regions were offset by lower sales in our Southwest, Colorado and Northwest regions.

Income from operations for the year decreased 18% to $124.5 million from $151.0 million in 2005. Income from operations was adversely impacted by lower commodity wood product prices and higher selling, general and administrative expenses.

Corporate
	Three Months Ended December 31				Year Ended December 31
	2006	2005	$ Change	% Change	2006	2005	$ Change	% Change
Corporate general and administrative	$25,703	$23,696	$2,007	8%	$75,484	$72,631	$2,853	4%

Corporate represents expenses to support the operations of our business segments, SelectBuild and BMC West. For the fourth quarter, general and administrative expenses increased 8% to $25.7 million from $23.7 million in the same period of 2005 as lower compensation expenses were offset by actuarial adjustments for insurance. For the year, these expenses increased 4% to $75.5 million from $72.6 million a year ago as higher compensation expense was partially offset by actuarial adjustments for insurance.

Interest expense was $4.2 million more than the same quarter a year ago and $14.7 million more than 2005. The increase was due to a larger average balance of debt outstanding as well as rising interest rates.

Our combined federal and state income tax rate decreased for the quarter and year due to a refinement of the apportioned taxable income to the states in which we operate.

Conference Call and Webcast
Management will host a conference call and audio webcast today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call may be accessed by dialing 866-202-0886 (Domestic), or 617-213-8841 (International), pass code 69968662. A replay will be available through Monday, February 12, 2007 by dialing 888-286-8010 (Domestic) or 617-801-6888 (International). The required pass code for the replay is 47941080. The live conference call and replay can also be accessed via audio webcast at BMHC’s website at www.bmhc.com. The archive of the webcast will be available for 90 days following the conclusion of the teleconference.

About BMHC
BMHC, a Fortune 1000 company, is one of the largest providers of residential construction services and building materials in the United States. We serve the homebuilding industry through two subsidiaries: SelectBuild provides construction services to high-volume production homebuilders in key growth markets across the country; BMC West distributes building materials and manufactures building components for professional builders and contractors in the western and southern states. Recently, BMHC was named to Fortune Magazine’s 100 Fastest Growing Companies and for a second consecutive year named to the Forbes 400 Best Big Companies. To learn more about BMHC, visit our website at www.bmhc.com.

BUSINESS RISKS AND FORWARD-LOOKING STATEMENTS
There are a number of business risks and uncertainties that affect our operations and therefore could cause future results to differ from past performance or expected results. Additional information regarding business risks and uncertainties is contained in Item 1A of our most recent Form 10-K. These risks and uncertainties may include, but are not limited to:

•	demand for single-family homes which is influenced by changes in the overall condition of the U.S. economy, including interest rates, job formation, consumer confidence and other important factors;
•	our business model;
•	integration of acquired businesses may not result in anticipated cost savings and revenue synergies being fully realized or may take longer to realize than expected;
•	our ability to identify and acquire suitable acquisition candidates;
•	availability of and our ability to attract, train and retain qualified individuals;
•	implementation of cost structures that align with revenue growth;
•	changes in the business models of our customers;
•	fluctuations in our costs and availability of sourcing channels for commodity wood products, concrete, steel and other building materials;
•	intense competition;
•	weather conditions, including natural catastrophic events;
•	construction defect and product liability claims as well as other legal proceedings;
•	disruptions in our information systems;
•	actual and perceived vulnerabilities as a result of terrorist activities and armed conflict;
•	costs and/or restrictions associated with federal, state and other regulations; and
•	numerous other matters of a local and regional scale, including those of a political, economic, business, competitive or regulatory nature.

Risks related to our shares may include, but are not limited to:

•	share price fluctuations and
•	potential share price limitations due to anti-takeover defenses in our governing documents and certain provisions under Delaware law.

Certain statements made in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about our expectations, anticipated financial results and future business prospects are forward-looking statements. While these statements represent our current judgment on what the future may hold and we believe these judgments are reasonable, these statements involve risks and uncertainties that could cause our actual results to differ materially from those in forward-looking statements. These factors include, but are not limited to the risks and uncertainties cited in the above paragraphs. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date of this news release. We undertake no obligation to update forward-looking statements.

CONTACTS:

Bill Smartt	Mark Kailer
Senior Vice President and	Vice President, Treasurer and
Chief Financial Officer	Investor Relations Officer
(415) 627-9100	(415) 627-9100

(Tables Follow)

Building Materials Holding Corporation
Consolidated Statements of Income
(thousands, except per share data)
(unaudited)

	Three Months Ended December 31		Year Ended December 31
	2006	2005	2006	2005
Sales
Construction services	$330,498	$489,949	$1,926,077	$1,586,509
Building products	277,523	327,934	1,319,092	1,325,651
Total sales	608,021	817,883	3,245,169	2,912,160

Costs and operating expenses
Cost of goods sold
Construction services	265,243	396,613	1,557,324	1,285,949
Building products	200,631	237,066	960,565	967,877
Impairment of assets	—	857	2,237	1,320
Selling, general and administrative expenses	127,946	121,436	531,958	420,862
Other income, net	(280)	(425)	(4,370)	(3,204)
Total costs and operating expenses	593,540	755,547	3,047,714	2,672,804

Income from operations	14,481	62,336	197,455	239,356

Interest expense	8,461	4,243	29,082	14,420

Income before income taxes and minority interests	6,020	58,093	168,373	224,936

Income taxes	517	21,060	56,806	79,915

Minority interests income, net of income taxes	(1,021)	(3,552)	(9,493)	(15,514)

Net income	$4,482	$33,481	$102,074	$129,507

Net income per share:
Basic	$0.16	$1.18	$3.57	$4.61
Diluted	$0.15	$1.13	$3.45	$4.41

Building Materials Holding Corporation
Consolidated Balance Sheets
(thousands, except share data)
(unaudited)

	December 31			December 31
	2006	2005		2006	2005
Assets			Liabilities, Minority Interests and Shareholders’ Equity
Cash and cash equivalents	$74,272	$30,078
Marketable securities	4,337	3,645	Accounts payable	$110,961	$146,627
Receivables, net of allowances of $4,487 and $3,756	279,829	363,527	Accrued compensation	48,552	65,928
			Insurance deductible reserves	24,931	21,872
Inventory	144,366	168,282	Other accrued liabilities	103,402	51,579
Unbilled receivables	43,527	56,128	Billings in excess of costs and estimated earnings	27,622	33,799
Deferred income taxes	8,914	5,768
Prepaid expenses and other	11,166	6,967	Current portion of long-term debt	8,143	10,131
Total current assets	566,411	634,395	Total current liabilities	323,611	329,936

Property and equipment			Deferred income taxes	9,138	6,911
Land	62,367	47,328	Insurance deductible reserves	25,841	20,753
Buildings and improvements	139,602	118,556	Long-term debt	349,161	278,169
Equipment	188,285	166,633	Other long-term liabilities	41,390	30,689
Construction in progress	8,579	9,485	Total liabilities	749,141	666,458
Accumulated depreciation	(139,342)	(121,525)
Marketable securities	53,513	28,875	Minority interests	7,141	14,006
Deferred loan costs	5,481	3,616
Other long-term assets	27,223	20,465	Commitments and contingent liabilities	—	―
Other intangibles, net	108,792	55,227
Goodwill	308,000	187,470	Shareholders’ equity
Total assets	$1,328,911	$1,150,525	Common shares, $0.001 par value: authorized 50 million shares; issued and outstanding 29,153,331 and 28,758,580 shares	29	29
			Additional paid-in capital	154,405	143,780
			Unearned compensation	—	(2,698)
			Retained earnings	418,927	328,463
			Accumulated other comprehensive (loss) income, net	(732)	487
			Total shareholders’ equity	572,629	470,061

			Total liabilities, minority interests and shareholders’ equity	$1,328,911	$1,150,525

Building Materials Holding Corporation
Segment Information
(thousands)
(unaudited)

	Three Months Ended December 31		Year Ended December 31
	2006	2005	2006	2005
Sales
SelectBuild	$293,571	$445,609	$1,731,814	$1,393,886
BMC West	314,450	372,274	1,513,355	1,518,274
	$608,021	$817,883	$3,245,169	$2,912,160

Income from operations
SelectBuild	$18,325	$48,551	$148,416	$160,957
BMC West	21,859	37,481	124,523	151,030
Corporate and other	(25,703)	(23,696)	(75,484)	(72,631)
	$14,481	$62,336	$197,455	$239,356

We evaluate our results of operations including and excluding acquisitions. We believe a presentation of sales and income from operations excluding recent acquisitions enhances an understanding of the acquisitions as well as comparable operations for the respective periods.

A reconciliation of sales and income from operations before recent acquisitions for the three months and year ended December 31, 2006 and 2005 is provided in the following table:

	Three Months Ended December 31		Year Ended December 31
	2006	2005	2006	2005
Sales
SelectBuild	$293,571	$445,609	$1,731,814	$1,393,886
Less: Acquisitions	(56,793)	―	(643,617)	―
	236,778	445,609	1,088,197	1,393,886

BMC West	314,450	372,274	1,513,355	1,518,274
Less: Acquisitions	(15,127)	―	(57,987)	―
	299,323	372,274	1,455,368	1,518,274
	$536,101	$817,883	$2,543,565	$2,912,160

Income from operations
SelectBuild	$18,325	$48,551	$148,416	$160,957
Less: Acquisitions	(7,234)	―	(54,266)	―
	11,091	48,551	94,150	160,957

BMC West	21,859	37,481	124,523	151,030
Less: Acquisitions	(359)	―	(1,188)	―
	21,500	37,481	123,335	151,030

Corporate and other	(25,703)	(23,696)	(75,484)	(72,631)
	$6,888	$62,336	$142,001	$239,356